Exhibit 99.1

Verticalnet Reports Financial Results for the Second Quarter of 2004

Strong Second Quarter Followed by B2eMarkets Acquisition, Increased Go-To-Market Success, and

Appointment of Darryl E. Wash to Board of Directors

Malvern, PA, August 5, 2004 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of supply management solutions, today announced results for its second quarter ended June 30, 2004. In addition to financial results announced today, Verticalnet also provided an update on go-to-market activities, and announced that it had named Darryl E. Wash to the Company’s Board of Directors.

“We are very pleased with our second quarter results,” said Nathanael V. Lentz, President and CEO of Verticalnet. “Financial results exceeded our expectations, we successfully integrated the Tigris business, and demonstrated organic revenue growth. In July, we continued to build on our strategic momentum with the acquisition of B2eMarkets, which we expect to make us a stronger contender for leadership in the supply management market space.”

Financial Results

Revenues for the quarter ended June 30, 2004 were $6.5 million, up 200% as compared to the $2.2 million for the quarter ended June 30, 2003, and up 44% as compared to the $4.5 million for the quarter ended March 31, 2004. Verticalnet’s net loss for the quarter ended June 30, 2004 was $1.3 million, or ($0.05) per share, which included $1.1 million of non-cash charges (including depreciation and amortization). This compares to a net loss of $1.2 million, or ($0.09) per share, for the quarter ended June 30, 2003, which included $(0.5) million of non-cash items (including depreciation and amortization). The results for the quarter include the results of the former Tigris business, but do not include the results of B2eMarkets, which was acquired by Verticalnet on July 19, 2004.

As of June 30, 2004, Verticalnet reported cash and cash equivalents of $7.0 million, compared to $7.1 million as of March 31, 2004. Working capital improved to $7.6 million from $7.4 million as of March 31, 2004. Cash provided by operations for the quarter ended June 30, 2004 was $ 0.1 million compared to $1.4 million used by operations for the same period in 2003.

“Results for the second quarter of 2004 came in better than previously stated guidance and our key balance sheet metrics continued to improve,” said Gene S. Godick, Verticalnet EVP and CFO. “We grew our revenues from the prior quarter, while keeping expenses at expected levels, which allowed us to improve our cash flow from operations. The addition of the B2eMarkets business makes us increasingly optimistic for the remainder of 2004.”

Go-to-Market Activities

Verticalnet saw increasing marketplace success in the second quarter of 2004. During the quarter, Verticalnet signed four new customers and executed follow-on agreements with eleven existing customers. Verticalnet’s pipeline also grew significantly in the second quarter, with proposal volume more than doubling in the second quarter versus the first quarter. Go-to-market success has carried into the third quarter. In July alone, two new customers have signed contracts with Verticalnet, three customers have begun paid pilots, and four new customers have notified the Company that they have selected a Verticalnet solution. Several of these customer wins have occurred since the announcement of the B2eMarkets acquisition and one completed license reflects a combined solution win.

“Bringing Verticalnet, Tigris, and B2eMarkets together creates a powerful combination in the market,” Lentz said. “As a combined entity, we have created a company with the scale to compete head-to-head with larger competitors for business with Global 2000 companies. Our customers and prospects are now looking to us to provide complete solutions that include technology, services, and domain expertise across the full supply management lifecycle. Additionally, our growing list of over 70 customers presents many cross-selling opportunities for our sales force, and makes us a more attractive alliance partner for consulting and other technology firms,” Lentz continued. “We are now in a strong position to drive even greater value for our customers, which we believe will enable us to grow market share in the competitive supply management space.”

New Board Member

Verticalnet also announced today that it has named Darryl E. Wash to its Board of Directors. Mr. Wash is the Managing Partner of Ascend Venture Group LLC, and was a member of B2eMarkets’ Board of Directors prior to the Verticalnet-B2eMarkets merger in July. Prior to forming Ascend, Wash was a Managing Director of Peter J. Solomon Company (PJSC), a New York-based private investment bank. Prior to his tenure with PJSC, Wash worked in the Investment Banking Division of Goldman, Sachs & Co. where he was a member of the firm’s Communications and Technology Group. Wash received his M.B.A. from Stanford University’s Graduate School of Business and his undergraduate degree in Economics from the University of California at Berkeley.

“Darryl brings extensive technology and financial experience to the Verticalnet Board of Directors,” said Lentz. “With his background in venture capital and investment banking, he will provide critical input as we look to take Verticalnet to the next level of growth. I am looking forward to working closely with Darryl.”

Guidance

Today, Verticalnet provided revenue guidance for the remainder of 2004. For the year ending December 31, 2004, Verticalnet expects total revenue of $26 to $29 million, with revenue for the quarter ending September 30, 2004 expected to be in the range of $7 to $8 million. The above guidance includes the expected revenues from B2eMarkets from July 19, 2004 and reflects an anticipated reduction to B2eMarkets’ deferred revenues as required as part of purchase accounting under generally accepted accounting principles. The increase in guidance is a result of the additional revenues expected from the B2eMarkets business. Revenue guidance for the portion of the business that existed prior to the B2eMarkets transaction remains unchanged.

“After the completion of the second quarter we were moderately ahead of our internal plans,” said Godick. “We expect the traditionally softer third quarter to meet our expectations, followed by a strong fourth quarter, as we begin to realize the revenue synergies of the B2eMarkets transaction and recognize much of the revenue from new customers signed in the second and third quarters.”

The Company expects to provide earnings guidance upon the completion of the purchase accounting related to the B2eMarkets acquisition. While Verticalnet expects the B2eMarkets transaction to be accretive to cash flow from operations within two to three quarters, Verticalnet expects expenses to be higher than the levels of the second quarter as a result of the merger and merger integration-related expenses.

“In the coming quarters, the B2eMarkets acquisition should help us increase software and subscription revenues, reduce customer concentration, and improve visibility,” added Godick. “We believe that the short term increase in cash used by operations will be more than offset by the growth opportunities for the combined business.”

The Company’s forward-looking guidance may be impacted by various economic and other factors. Please see “Cautionary Statement Regarding Forward-Looking Information” below for additional information.

Conference Call Information

Verticalnet will hold a conference call today at 5:00 p.m. EDT to discuss the quarterly results. To join the call, please dial 1-800-510-9834 or 1-617-614-3669 and then enter the pass code 66764955. There will also be a live web broadcast available on the investor relations section of the Company’s website at www.verticalnet.com/company/investors.html.

About Verticalnet

Verticalnet is a leading provider of supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet has helped numerous Global 2000 companies take their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise. To learn more, please visit us at www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected third quarter and fiscal year 2004 financial results, increasing market activity, continuing improvement in our financial results and operating cash flow, the combination of the Verticalnet, Tigris and B2eMarkets businesses, generating new or expected business from new and existing customers, growing market share, realizing revenue synergies, increasing revenue, increasing demand for supply management solutions, and revenue guidance, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2003 and Verticalnet’s Form 10-Q for the quarter ended March 31, 2004, which have been filed with the SEC. Verticalnet is making these statements as of August 5, 2004 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.

Verticalnet, Inc.

Condensed Consolidated Balance Sheets - Unaudited

(In thousands)

	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$6,966	$4,408
Accounts receivable, net	6,181	2,457
Prepaid expenses and other current assets	873	520

Total current assets	14,020	7,385

Property and equipment, net	1,037	116
Other investments	606	606
Goodwill	4,924	—
Other intangible assets, net	3,442	900
Other assets	472	116

Total assets	$24,501	$9,123

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt and convertible note	$1,259	$757
Accounts payable and accrued expenses	4,045	2,806
Deferred revenues	1,146	992
Other current liabilities	—	147

Total current liabilities	6,450	4,702

Long-term debt	61	—

Shareholders’ equity	17,990	4,421

Total liabilities and shareholders’ equity	$24,501	$9,123

Verticalnet, Inc.

Consolidated Statements of Operations - Unaudited

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003(3)	2004	2003(3)
Revenues:
Software license	$180	$35	$319	$274
Services and maintenance	6,355	2,142	10,752	5,334

Total revenues	6,535	2,177	11,071	5,608

Cost of revenues:
Cost of software license	44	15	54	43
Cost of services and maintenance	2,641	482	4,427	1,119
Amortization of acquired technology and customer contracts	325	225	650	450

Total cost of revenues	3,010	722	5,131	1,612

Gross profit	3,525	1,455	5,940	3,996

Operating expenses:
Research and development	1,248	903	2,445	2,022
Sales and marketing	1,459	590	2,525	1,248
General and administrative	1,341	867	2,835	2,356
Restructuring reversal	—	(302)	—	(309)
Stock-based compensation (1)	450	102	921	193
Amortization of other intangible assets	246	—	377	—

Total operating expenses	4,744	2,160	9,103	5,510

Operating loss	(1,219)	(705)	(3,163)	(1,514)

Interest and other expense, net	33	465	318	849

Net loss	$(1,252)	$(1,170)	$(3,481)	$(2,363)

Net loss per share - basic and diluted (2)	$(0.05)	$(0.09)	$(0.14)	$(0.17)

Weighted average common shares outstanding - basic and diluted (2)	25,598	13,676	24,500	13,539

(1)    For the three and six months ended June 30, 2004 and 2003, stock-based compensation expense, net of the effects of cancellations, is attributable to various expense categories as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Cost of revenues	133	16	334	34
Research and development	115	1	185	1
Sales and marketing	57	8	127	17
General and administrative	145	77	275	141

Total	$450	$102	$921	$193

(2)    During the periods ended June 30, 2004 and 2003, the dilutive earnings per share calculation was the same as the basic earnings per share calculation as all potentially dilutive securities were anti-dilutive.

(3) Certain prior year amounts have been reclassified for comparability with the current year’s financial statement presentation.

Verticalnet, Inc.

Consolidated Statements of Cash Flow - (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating activities:
Net loss	$(1,252)	$(1,170)	$(3,481)	$(2,363)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	662	371	1,211	761
Realized loss (gain) on investments	35	—	35	(113)
Other non-cash items	451	(913)	1,202	(813)

Change in assets and liabilities, net of effect of acquisition:
Accounts receivable	(409)	327	(614)	76
Prepaid expenses and other assets	394	941	480	377
Accounts payable and accrued expenses	249	(541)	441	(3,329)
Deferred revenues	(42)	(376)	111	73

Net cash provided by (used in) operating activities	88	(1,361)	(615)	(5,331)

Investing activities:
Acquisition, net of cash acquired	(112)	—	(3,826)	—
Purchase of short-term investments	(3,000)	—	(3,000)	—
Proceeds from sale of short-term investments	2,980	—	2,980	979
Proceeds from sale of available-for sale investments	—	—	2	—
Restricted cash	—	849	(311)	1,686
Proceeds from sale of assets	—	—	—	292
Capital expenditures	(15)	(5)	(57)	(40)

Net cash provided by (used in) investing activities	(147)	844	(4,212)	2,917

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(177)	—	(349)	—
Proceeds from issuance of common stock and warrants, net	(39)	—	7,023	—
Proceeds from exercise of stock options and warrants	165	80	712	81

Net cash provided by (used in) financing activities	(51)	80	7,386	81

Effect of exchange rate fluctuation on cash and cash equivalents	(1)	(9)	(1)	(2)

Net increase (decrease) in cash and cash equivalents	(111)	(446)	2,558	(2,335)
Cash and cash equivalents - beginning of period	7,077	6,090	4,408	7,979

Cash and cash equivalents - end of period	$6,966	$5,644	$6,966	$5,644

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$11	$2	$36	$189

Supplemental schedule of non-cash investing and financing activities
Issuance of common stock as consideration for the Tigris acquisition	$—	$—	$5,740	$—
Assumption of stock option plan as consideration for the Tigris acquisition	$—	$—	2,212	—